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                                                                    EXHIBIT 99.1


PRESS RELEASE
NOT FOR RELEASE OR DISTRIBUTION IN THE UNITED STATES
GOLDEN STAR RESOURCES LTD.

PRIVATE PLACEMENT TO RAISE UP TO $6.125 MILLION
     (all currency amounts in United States dollars unless otherwise stated)

                                            DENVER, COLORADO - DECEMBER 21, 2001

Golden Star Resources Ltd. ("Golden Star" or the "Company") is proposing to complete a private placement of up to 12.5 million Units at a price of $0.49 (equivalent to Cdn$0.77) per Unit for gross proceeds of up to $6.125 million). The price reflects a 20% discount on the closing price of the Company's stock on the Toronto Stock Exchange ("TSE") on December 18, 2001. The funds will be used to contribute to the Company's acquisition and development costs in Ghana. The Company will also pay cash commissions and fees to agents and consultants equal to 6% of the gross proceeds and will issue warrants to agents and consultants equal to 6% of the total common shares issued in the private placement.

Each Unit will be comprised of one common share and one-half warrant. Each whole warrant will entitle the holder the right for a period of two years to acquire on exercise one common share at a price of $0.70 (currently equivalent to Cdn$1.10). The closing of the transaction is anticipated to occur on or about December 27, 2001 and is subject to receiving conditional listing approval from the TSE.

The securities comprising the Units will not have been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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